EXHIBIT 23.11
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the Ovoot Tolgoi Technical Report dated October 21, 2009 under the heading “Description of the Business — Qualified Persons”, and to the use of and reference to my name in “Interests of Experts”, in the Company’s Annual Information Form for the year ended December 31, 2009, dated March 31, 2010, and in the 40-F.
Sincerely,

/s/ Richard Tifft III
Name:	Richard Tifft III
Title:	Vice President Geologic Services/General Manager
Company:	Norwest Corporation
Date: March 31, 2010